Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140120

PROSPECTUS SUPPLEMENT NO. 5

(TO PROSPECTUS DATED FEBRUARY 5, 2007)

$122,500,000

Credence Systems Corporation

3.50% Convertible Senior Subordinated Notes due 2010

22,296,486 Shares of Common Stock

This prospectus supplement relates to $122,500,000 aggregate principal amount of our 3.50% convertible senior subordinated notes due 2010 and 22,296,486 shares of our common stock, par value $0.001 per share, which are issuable upon conversion of the notes plus such additional indeterminate number of shares of common stock as may become issuable upon conversion of the notes as the result of any adjustment to the conversion price.

This prospectus supplement should be read in conjunction with the prospectus dated February 5, 2007, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

Investing in the notes and the shares of common stock issuable upon conversion of the notes involves substantial risks. See “Risk Factors” beginning on page 6 of the Prospectus dated February 5, 2007.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “CMOS.” The last reported price of our common stock on July 27, 2007 was $3.74 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 30, 2007.

SELLING SECURITYHOLDERS

The following represents additional selling securityholders for the table appearing in the “Selling Securityholders” section of the prospectus.

Name and Address of Beneficial Owner	Aggregate Principal Amount of Notes at Maturity that May be Sold (1)	Percentage of Notes Outstanding Prior to Resale	Number of Shares of Common Stock Beneficially Owned Prior to Conversion		Common Stock Registered Hereby that May be Sold (2)	Common Stock Owned After Completion of the Offering (3)
Tennenbaum Multi-Strategy Master Fund (Hugh Steven Wilson)	$39,778,000	32.5%	982,865	(4)	7,240,078	982,865	(4)

Total	$39,778,000

(1)	Assumes none of the holder’s notes are converted into shares of our common stock and a cash payment in lieu of any fractional share interests. Assumes offer and sale of all notes held by the selling securityholder, although the selling securityholder is not obligated to sell any notes.

(2)	Assumes conversion of all of the holder’s notes at a conversion rate of 182.01213 per $1,000 principal of notes.

(3)	Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock offered hereby are sold by the selling securityholders.

(4)	This selling securityholder holds $5,400,000 of our registered notes.

Names of natural persons appearing in parentheses after the names of selling stockholders in the table above denote information supplied to us by or on behalf of the selling stockholders as to the natural persons with voting or investment control over our notes and/or common stock.

The selling securityholders listed above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Notes since the date on which the information is presented in the above table. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements if and when necessary.